Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States

July 8, 2020

INVO Bioscience, Inc.

5582 Broadcast Court

Sarasota, FL 34240

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to INVO Bioscience, Inc., a Nevada corporation (the “Company”), in connection with a the preparation and filing of a registration statement on Form S-1,  (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), related to the registration under the Securities Act of an aggregate of up to 1,953,155 shares of common stock, par value $0.0001 per share of the Company (“Common Stock”) that will be sold by certain selling stockholders of the Company, we have examined the originals or copies of corporate records, certificates of public officials and officers of the Company, and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinions hereinafter expressed.

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Based upon the foregoing and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the (i) 970,789 shares of Common Stock to be issued upon conversion of the Company’s 10% convertible notes, when converted in accordance with the terms of such notes, will be validly issued, fully paid, and non-assessable; (ii) 485,783 shares of Common Stock to be issued pursuant to the Company’s currently outstanding units, when exercised in accordance with the terms of such units, will be validly issued, fully paid and non-assessable; (iii) 485,783 shares of Common Stock issuable upon exercise of warrants issuable upon exercise of the units referenced above, when exercised in accordance with the terms of such warrants and (iv) 10,800 shares of Common Stock issuable upon the exercise of warrants issuable to the placement agent and selling agent upon exercise of warrants, when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and non-assessable.

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion as to the laws of any jurisdiction other than Nevada Revised Statutes and the federal laws of the United States of America.

Very truly yours,

/s/ Dentons US LLP